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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) January 2, 2002

ARCHIBALD CANDY CORPORATION
(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation)	333-33751 (Commission File No.)	36-0743280 (I.R.S. Employer Identification No.)

1137 West Jackson Boulevard,
Chicago, Illinois 60607
(Address, including Zip Code,
of Principal Executive Offices)

Registrant's Telephone Number, Including Area Code: (312) 243-2700

No Change (Former name or former address, if changed since last report)

Item 5. Other Events

    On January 2, 2002, Archibald Candy Corporation did not make the approximately $8.7 million interest payment due on its outstanding $170 million of 10 1/4% senior secured notes due 2004 (the "Senior Notes"); however, Archibald has a 30-day grace period in which to make such interest payment before it becomes an event of default that would allow acceleration of the Senior Notes by the trustee under the indenture pursuant to which such notes have been issued (the "Indenture") or by holders of at least 25% in principal amount of the outstanding Senior Notes. The CIT Group/Business Credit, Inc. ("CIT"), the agent and sole lender under Archibald's revolving credit facility (the "CIT Facility"), has agreed, as more fully described below, to allow Archibald to continue to request borrowings under the CIT Facility for working capital needs despite Archibald's failure to make the January 2002 interest payment on the Senior Notes and to forbear from exercising its rights under the CIT Facility that would arise as a result of Archibald's failure to make such interest payment by the expiration of the grace period. During the forbearance period, Archibald's management expects that Archibald will have sufficient availability under its borrowing base to meet its working capital needs as they become due; however, there can be no assurance that this will be the case.

    During the 30-day grace period under the Indenture, Archibald expects to enter into discussions with the holders of the Senior Notes regarding a possible restructuring of such Notes, including default waivers or forbearances, payment extensions, debt for equity exchanges or conversions, repurchases or acquisitions of the Senior Notes on discounted terms or combinations of the foregoing (collectively, a "Restructuring"). Archibald does not intend to provide updates as to the status of such discussions. There can be no assurance that Archibald will succeed in a Restructuring on a timely basis or that the terms and conditions of a Restructuring would be favorable to Archibald. If by February 1, 2002 Archibald is unable to negotiate a Restructuring or a waiver, forbearance or amendment that effectively waives, forbears or postpones the January 2002 interest payment default, as well as any necessary corresponding amendment of the CIT Facility, events of default will occur under the Indenture and the CIT Facility.

    In addition, Archibald has failed, or expects that it will fail, to satisfy certain financial covenants in the CIT Facility that require Archibald to meet minimum levels of net earnings, before interest, income taxes, depreciation and amortization ("EBITDA"), and net cash flow for periods ending in November and December 2001 and February 2002. Archibald has entered into a forbearance agreement with CIT (the "CIT Forbearance Agreement"), pursuant to which CIT has agreed to forbear from exercising its rights and remedies under the CIT Facility that arise as a result of Archibald's failure to meet such financial covenants and to make the January 2002 interest payment on the Senior Notes. In accordance with the CIT Forbearance Agreement, CIT also has agreed to allow Archibald to request revolving loans and letters of credit during the forbearance period, as described below, to satisfy its working capital needs, but not to exceed in aggregate amount outstanding the lesser of (i) certain specified amounts and (ii) a borrowing base comprised of a percentage of the eligible accounts receivable and eligible inventory of Archibald and its Canadian subsidiary, Archibald Candy (Canada) Corporation. The forbearance period shall terminate on the earliest to occur of the following: March 1, 2002, any acceleration of the Senior Notes, any payment on account of the Senior Notes or the preferred stock of Fannie May Holdings, Inc. ("Holdings"), which is the sole shareholder of Archibald or any other event of default under the CIT Facility or a breach of any representation, warranty or covenant in the CIT Forebearance Agreement. Archibald has paid a fee to CIT in connection with the CIT Forbearance Agreement. As of January 2, 2002, there are outstanding letters of credit in an aggregate face amount equal to $121,000, and no outstanding revolving loans under the CIT Facility.

    Given the terms of the CIT Forbearance Agreement, Archibald does not expect that it will be able to dividend or otherwise make available to Holdings funds sufficient to allow Holdings to make the $3.0 million redemption payment required to be made by it to the holders of Holdings' senior preferred stock on January 15, 2002. In the event that Holdings fails to make such redemption payment by

February 14, 2002, all remaining redemption payments on Holdings' senior preferred stock, which equal $10.5 million in aggregate, shall be accelerated and, if not paid, the holders of the senior preferred stock may elect a director to the Board of Directors of Holdings who shall have 51% of the total voting power of the Board, and thus, be able to control Holdings, Archibald and its subsidiaries. Any exercise of such right would constitute a change of control under the Indenture that would obligate Archibald to offer to repurchase all of the Senior Notes at face value and also would constitute an event of default under the CIT Facility.

    During the forbearance period, Archibald expects to work with the holders of the Senior Notes, CIT, other creditors, Holdings' significant stockholders and investment advisors on a financial restructuring, including a Restructuring of the Senior Notes, as well as seeking new equity and/or debt from unaffiliated third parties and/or affiliates of Archibald or its directors and officers. Archibald has not received any commitments or agreements with respect to any new sources of equity or debt, and there can be no assurances that any such financing will be obtained, particularly if the Senior Notes are not restructured on a satisfactory basis.

    In anticipation of such restructuring discussions and pursuit of additional financing, Archibald's management has prepared for its directors and their affiliates certain preliminary forecasts which indicate that if Archibald is able to effect a Restructuring and increase capital expenditures from approximately $5.0 million spent in fiscal 2001 to approximately $15.0 million in each of fiscal 2002, 2003 and 2004, it would expect EBITDA (excluding EBITDA attributable to Archibald's Sweet Factory subsidiaries) to increase from approximately $20.1 million for fiscal 2001 to approximately $23.0 million, $28.0 million and $36.0 million for fiscal 2002, 2003 and 2004, respectively. Absent a Restructuring and such capital expenditures, Archibald's management believes that Archibald's business, financial condition and results of operations will remain relatively unchanged or deteriorate.

    The foregoing expectations of Archibald's management are based upon certain internally prepared preliminary financial forecasts and models and are no guaranty of future results, and are subject to a number of contingencies, many of which are beyond Archibald's control, including a Restructuring on a satisfactory and timely basis which frees up sufficient cash for capital expenditure purposes, Archibald's ability to continue dealing with its vendors, suppliers and landlords on substantially the same terms and conditions, including payment terms, as presently maintained, and a moderate economic recovery in 2002, 2003 and 2004. Statements in this report which are not historical, including management's intentions, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the specific contingencies described above and the risk factors and other information set forth in Archibald's other filings with the Securities and Exchange Commission. Actual results could differ materially from any forward-looking statements and may vary from management's expectations and cannot be guaranteed. Archibald does not intend to provide updates as to these forecasts.

    Archibald is aware that the Senior Notes currently are trading at a substantial discount to their face amount. In order to reduce future cash interest payments, as well as future amounts due at maturity or upon redemption, Archibald may, and Archibald understands that certain of its officers, directors or their affiliates may, from time to time, directly or through agents, acquire such Notes in open market purchases, tender offers and/or privately negotiated transactions, either in connection with the various restructurings described above or separately. If Archibald desires to enter into any such transactions, it will do so only after evaluating such transactions in light of then existing market conditions and its obligations under the CIT Facility and the Indenture, taking into account its current liquidity and prospects for future access to capital. In any event, Archibald will not, and it understands that its officers, directors and their affiliates will not, disclose that it or they have entered into any such transactions or discontinued any such transactions. Also, following the consummation of any such transactions, Archibald and/or its officers, directors and their affiliates may hold a material amount of the Senior Notes.

    For further information on the financial condition and result of operations of Archibald and its subsidiaries as of and for its fiscal year ended August 25, 2001, please review the Form 10-K which Archibald filed with the Securities and Exchange Commission on December 10, 2001.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHIBALD CANDY CORPORATION (Registrant)
Dated: January 3, 2002	/s/ RICHARD J. ANGLIN Name: Richard J. Anglin Title: Vice President and Chief Financial Officer

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  Item 5. Other Events
SIGNATURES